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                                                                    EXHIBIT 12.1

                           RJR NABISCO HOLDINGS CORP.
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
            PREFERRED STOCK DIVIDENDS/DEFICIENCY IN THE COVERAGE OF
        COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS BY EARNINGS
                              BEFORE FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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                                                                                                      SIX MONTHS
                                                                                                         ENDED
                                                                                                     JUNE 30, 1998
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Earnings before fixed charges:
  Loss before income taxes.........................................................................    $    (177)
  Less minority interest in pre-tax loss of Nabisco Holdings.......................................           38
                                                                                                          ------

  Adjusted loss before income taxes................................................................         (139)
  Interest and debt expense........................................................................          449
  Interest portion of rental expense...............................................................           30
                                                                                                          ------

Earnings before fixed charges......................................................................    $     340
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Combined fixed charges and preferred stock dividends:
  Interest and debt expense........................................................................    $     449
  Interest portion of rental expense...............................................................           30
  Capitalized interest.............................................................................            2
  Preferred stock dividends (1)....................................................................           30
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Total fixed charges and preferred stock dividends..................................................    $     511
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Deficiency in the coverage of combined fixed charges and
  preferred stock dividends by earnings before fixed charges.......................................    $    (171)
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(1) Series B preferred stock dividends have been increased to present their equivalent pre-tax amounts.